Exhibit 10.32

                                    AGREEMENT

This letter agreement ("Agreement") is entered into this 30th day of June 1997, by and among Cliffwood Exploration Company ("CEXCO"), Cliffwood Production Co. ("CPCO"), Bechtel Exploration Company ("Bechtel") and Blue Moon Exploration Company ("Blue Moon").

WHEREAS, Blue Moon and CEXCO intend to acquire certain 3-D seismic data ("Data") pursuant to the terms and conditions of a contract with Seitel Data Ltd., Contract # 97-06-015 EPC ("Contract"), a full and complete copy of which is attached hereto as Exhibit A; and

WHEREAS, Blue Moon requires funding for the acquisition of the Data and further requires funding to hire or otherwise secure the services of certain technical personnel, which will be used to generate or otherwise acquire drilling prospects in, but not limited to, the area over which the Data has been or will be acquired; and

Whereas, CEXCO desires to fund the hydrocarbon prospecting efforts of Blue Moon as described herein, and Blue Moon desires to perform such hydrocarbon prospecting efforts;

NOW THEREFORE, CEXCO, CPCO and Blue Moon hereby agree as follows.

1. CEXCO and Blue Moon will form Cliffwood-Blue Moon Joint Venture, Inc. ("CBJV") for the purpose of acquiring the data and to conduct hydrocarbon prospecting efforts. CBJV will execute the Contract. CBJV will initially have one class of capital stock, that being Common Stock. CBJV will issue 800,000 shares of Common Stock to CEXCO and 200,000 shares of Common Stock to Blue Moon. The Board of Directors of CBJV ("Board") shall initially be Frank A. Lodzinski, Francis M. Mury and Michel J. Bechtel. CEXCO agrees that should Blue Moon request that Thomas A. McWhorter be appointed to the Board, CEXCO shall vote for his appointment as an additional director. Blue Moon agrees that CEXCO shall have the right to appoint up to three additional members to the Board. The officers of CBJV shall initially be Frank A. Lodzinski, Chief Executive Officer, Michel J. Bechtel, President and Treasurer and Thomas A. McWhorter, Vice President and Secretary and Francis M. Mury, Vice President. Blue Moon and CEXCO agree that, if allowed under by the Internal Revenue Code, CBJV may elect to be a limited liability company (LLC) or a Subchapter S corporation under the Internal Revenue Code.

2. CEXCO will fund the acquisition of the Data in the amount of $500,000 plus nominal costs of reproduction shipping, etc., not to exceed $ 2,500, by making cash payments to CBJV three days prior to the due dates for payments established by the Contract.

3. CEXCO and Blue Moon will enter into a shareholders agreement substantially in the form attached as Exhibit B hereto.

4. In addition to the payments specified in Section 1 above, CEXCO will fund up to $500,000 over one year commencing August 1, 1997, specifically for the funding of additional technical staff for CBJV including, a geologist, geophysicist and geo-tech and the cost of additional data acquisition, professional fees and other costs directly associated with the prospect generation or acquisition. CEXCO shall make this payment in installments. The first installment shall be $41,666 and shall be paid to CBJV on or before August 1, 1997. The second installment shall be $41,666 and shall be paid to CVJV on or before September 1, 1997. Thereafter, CEXCO shall reimburse CBJV monthly for expenses actually incurred pursuant to a budget to be agreed upon by CEXCO and Blue Moon prior to August 1, 1997. Expenses for any single item in excess of $5,000 must be approved by CEXCO prior to being incurred

5. All funds advanced by CEXCO and payments made by CEXCO pursuant to this Agreement, including without limitation the outstanding portion of Lease Fund (as defined below), shall be recorded on the books and records of CBJV as a debt payable to CEXCO, and shall be evidenced by a promissory note, in a form acceptable to CBJV, from CBJV to CEXCO. Payment of the promissory note shall be secured by all of the issued and outstanding shares of the capital stock of CBJV.

6. Blue Moon will be granted a 3 % overriding royalty interest in each prospect generated or acquired hereunder.

7. All prospects generated or acquired by CBJV, its officers, staff, employees, contract employees, consultants (except to the extent that said consultants are performing services for others and/or themselves using data and information of others) or any affiliates of CBJV, whether or not as a result of the Data, shall be the property of CBJV. Prospects shall be identified and reported monthly to the CEXCO along with a brief status report related to lease availability, economic analysis, reserve potential, etc. CBJV shall submit all prospects to CEXCO for review. Within 15 days of submittal of a prospect, CEXCO shall either
(i) accept such prospect for further evaluation, sale, leasing, exploration or development or, (ii) defer making a decision on the prospect, (iii) reject such prospect. Should CEXCO reject any prospect, such prospect shall thereafter no longer be subject to this Agreement and shall thereafter no longer be the property of CBJV.

8. Upon the full repayment of all debt owed by CBJV to CEXCO pursuant to this Agreement, CEXCO shall transfer and assign 50,000 shares of the Common Stock of CBJV to Blue Moon.

9. CEXCO will use commercially reasonably efforts to dedicate or otherwise raise $1,000,000 for a revolving lease fund ("Lease Fund") to be loaned by CEXCO to CBJV when and to the extent necessary for the acquisition of prospects acquired or generated pursuant to this Agreement and to be used exclusively for those purposes.

10. CPCO shall operate all prospects generated or acquired pursuant to the terms of this Agreement, provided however that CPCO will, if so requested by Blue Moon, relinquish operations to reputable third party industry operators who acquire interests in prospects greater than those owned or controlled by CEXCO. CEXCO, Blue Moon and CPCO shall enter into an operating agreement for each prospect. All such operating agreements shall contain provisions with respect to consents to assign and preferential rights whereby all parties to the operating agreement must consent to any assignment of an interest in the prospect and/or operating agreement, providing that such consent shall not be unreasonably withheld and whereby each party to the operating agreement shall have the preferential right to acquire the interest being offered for sale to a third party under the same terms and conditions as offered to such third party.

11. The parties acknowledge that the funds referred to in Section 4 above are estimated to be sufficient to pay for the items set forth in Section 4 above for one year from August 1, 1997. It is the intent of the parties that prospect generation continue under this Agreement after July 31, 1998. Accordingly, it will be necessary at that time to agree upon how the cost of the items referred to in Section 4 above will be funded. The parties agree that it is their present intent to continue to fund this Agreement and to pay for the cost of such items from proceeds from prospects theretofore generated and in proportion to their ownership of CBJV, provided however that neither party shall be obligated to do so. If the parties are unable to agree upon continued funding for the cost of the items referred to in Section 4 above after July 31, 1998, then all unspent cash advanced or paid by CEXCO to CBJV pursuant to this Agreement, including without limitation cash remaining in the Lease Fund shall immediately be returned to CEXCO and the debt of CBJV to CEXCO shall be reduced by the amount of such cash returned.

12. The parties agree that this Agreement delineates the major provisions of their agreement and acknowledge that time is of the essence due to time constraints imposed by the Contract. The parties agree to enter into any and all reasonable amendments to this Agreement or additional agreements and to execute all documents and instruments which counsel to CEXCO deems necessary or appropriate to memorialize the intent of the parties hereto.

13. CPCO will provide all accounting services, including accounting, financial statements, payroll, accounts payable etc. to CBJV at no cost during the first year of this Agreement; thereafter such services will be provided at cost. CPCO shall also provide land and engineering services at cost. Bechtel will provide services to CBJV, including but not limited to geological, geophysical and other technical services. The parties agree that such services shall be provided to CBJV at Bechtel's cost.

      The agreement of the parties are evidenced by their signatures below.

Blue Moon Exploration Company             Cliffwood Production Co.

/S/ MICHAEL J. BECHTEL                    /S/ FRANK A. LODZINSKI
    Michel J. Bechtel , President             Frank A. Lodzinski,President


Cliffwood Exploration Company             Bechtel Exploration Company

/S/ FRANK A. LODZINSKI                    /S/ MICHEL J. BECHTEL
    Frank A. Lodzinski, President             Michel J. Bechtel, President